                           CERTIFICATE OF AMENDMENT

                                      OF

                           ARTICLES OF INCORPORATION

                                      OF

                       MEDICAL DEVICE TECHNOLOGIES, INC.

To the Division of Corporations and
  Commercial Code of the State of Utah:

     Pursuant to the Provisions of Section 16-10a-602(4) of the Utah Business Corporation Act, Medical Device Technologies, Inc. (the "Corporation") submits the following amendment to its Articles of Incorporation.

     FIRST: The Articles of Incorporation of the Corporation are amended to add the following to Article IV thereof:

     The rights, preferences and designations of the authorized and unissued shares of the Corporation's preferred stock shall hereafter be as follows:

     SECTION 1.  Designation.  _____________________________(________) shares of preferred stock are hereby designated as __% Cumulative Convertible Series A Preferred Stock ("Preferred Stock"). The rights, preferences, privileges and qualifications, limitations and restrictions of the Preferred Stock are set forth in Sections 2 through 6 of this certificate of amendment (this "Certificate"). The rights, preferences, privileges and qualifications, limitations and restrictions of the remaining shares of Preferred Stock shall be determined by the Corporation's board of directors (the "Board of Directors"), from time to time after the date of this Certificate, pursuant to the provisions of Article IV of the Corporation's Articles of Incorporation.

     SECTION 2. Dividends. The holders of the Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable solely in common stock of the Corporation, par value $.15 per share (the "Common Stock") at the rate of __% per annum of the liquidation value of the Preferred Stock (the "Liquidation Value"). The Liquidation Value shall be equal to $5.00. The dividend is payable semi-annually on June 30 and December 31 of each year, commencing June 30, 1996. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors (the "Dividend Declaration Date"). Dividends accrue from the first day of the semi-annual period in which such dividend may be payable, except with respect to the first semi-annual dividend which shall accrue from the date of issuance of the Preferred Stock. Each holder of Preferred Stock shall receive shares of Common Stock equal to the quotient of (i) __% of the Liquidation Value of the Preferred Stock divided by (ii) the average ten
(10) day moving average closing bid price of the Common Stock during the thirty
(30) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price"); provided, however, that in no event shall the Stock Dividend
                  --------  -------
Price ever exceed $1.50 per share or be less than $.70 per share.

     No dividends may be paid on any shares of capital stock ranking junior to the Preferred Stock unless and until all declared but unpaid dividends on the Preferred Stock have been declared and paid in full.

     SECTION 3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert.  Each outstanding share of Preferred
                    ----------------
Stock will be convertible, at the option of the holder, at any time commencing on ___________, 1996 (the "Conversion Date"). Each share of Preferred Stock is convertible into _____________ (__) shares of Common Stock. The conversion price of the Common Stock issuable upon conversion of the Preferred Stock shall be equal to $____ per share of Common Stock (the "Conversion Price"), subject to adjustment pursuant to paragraphs (d) and (e) of this Section 3. All accrued but unpaid Common Stock dividends shall be paid upon conversion.

               (b)  Automatic Conversion.  Unless earlier converted, all the
                    --------------------
outstanding shares of Preferred Stock will be automatically converted into Common Stock without any action by the holders thereof on ________, 1997 (the "Automatic Conversion Date").

               (c)  Mechanics of Conversion.  Any holder of Preferred Stock who
                    -----------------------
wishes to convert the same into shares of Common Stock pursuant to paragraph (a) of this Section 3, must surrender the certificate therefor, at the office of the Corporation or of any transfer agent for such stock, and give written notice to the Corporation at such office that he elects to convert the same. Such notice shall not be required if the conversion is automatic under paragraph (b) of this
Section 3. The Corporation shall, as soon as practicable thereafter, issue to such holder of Preferred Stock, a certificate for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made upon the surrender of the certificate for the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time.

               (d)  Adjustments to Conversion Price for Stock Dividends and for
                    -----------------------------------------------------------
Combinations or Subdivisions of Common Stock. If the Corporation at any time or
- --------------------------------------------
from time to time while shares of Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for Preferred Stock in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               (e)  Adjustments for Reclassification and Reorganization.  If the
                    ---------------------------------------------------
Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (d) of this Section 3), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

               (f)  No Impairment.  The Corporation will not, by amendment of
                    -------------
its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. The provisions of this paragraph (f) may be waived by the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class and taken in advance of any action that would conflict with this paragraph (f).

               (g)  Notice of Adjustments.  Upon the occurrence of each
                    ---------------------
adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

               (h)  Notices of Record Date.  If the Corporation shall propose
                    ----------------------
at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, other than a regular cash dividend out of earnings or earned surplus or a dividend as to which adjustment of the Conversion Price will be made under paragraph (d) of this Section 3; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock other than one as to which adjustments of the Conversion Price will be made under paragraph (d) of this
Section 3; or (iv) to merge or consolidate with or into any other corporation, or sell all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with such event, the Corporation shall send to the holders of the Preferred Stock;

               (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (iii) and (iv) above; and

               (2)  in the case of the matters referred to in clauses (iii) and
                    (iv) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (i)  Issue Taxes.  The Corporation shall pay any and all issue and
               -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided,
                                                               --------
however, that the Corporation shall not be obligated to pay any transfer taxes
- -------
resulting from any transfer requested by any holder in connection with any such conversion.

          (j)  Reservation of Stock Issuable Upon Conversion. The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

          (k)  Fractional Shares.  No fractional share shall be issued upon the
               -----------------
conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded up to the nearest whole share.

          (l)  Notices.  Any notice required by the provisions of this Section 3
               -------
to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     SECTION 4. Voting Rights. Each holder of shares of Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock could be converted at the time of the vote, will have voting rights equal to the voting rights of such number of shares of Common Stock voting together with the Common Stock as a single class on all matters submitted to the holders of Common Stock and shall be entitled to notice of any stockholders' meeting. Any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by a single holder are converted) will be disregarded.

     SECTION 5. Liquidation Preference. The holders of shares of Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, out of or to the extent of the net assets of the Corporation legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Preferred Stock, $_____ per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

     Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the Preferred Stock and any class or series ranking on a parity with the Preferred Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Preferred Stock and such other classes or series of stock, if any. So long as any shares of Preferred Stock are issued and outstanding, the Corporation shall not issue any securities with rights, preferences or provisions senior to the Preferred Stock.

     SECTION 6.     Restrictions and Limitations.

               (a) Shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock hereafter created under
Article IV of the Corporation's Articles of Incorporation.

               (b) So long as shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a separate class, amend the terms of this Certificate. The holders of the outstanding shares of the Preferred Stock shall be entitled to vote as a separate class upon a proposed amendment of the Articles of Incorporation if the amendment would alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect them adversely.

     SECOND:   The Board of Directors of the Company duly adopted a resolution at a meeting duly convened on ___________, 1996 at which a quorum was present and acting throughout to amend the

Articles of Incorporation of the Company as set forth herein.

     THIRD:    Pursuant to Article IV of the Articles of Incorporation, no
shareholder action is required to adopt the foregoing amendment.

     FOURTH:   The Articles of Incorporation of the Corporation shall not otherwise be changed, amended or modified by this Certificate.

     IN WITNESS WHEREOF, Medical Device Technologies, Inc. has caused this Certificate to be signed by its President and attested by its Secretary this ____ day of _________, 1996.

                              MEDICAL DEVICE TECHNOLOGIES, INC.



                           By:______________________________
                              M. Lee Hulsebus, President

Attest:



- -----------------------------
Edward C. Hall, Secretary